Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amended Registration Statement (Form S-1 A3) pertaining to the registration of 680,000 shares of common stock of Xunna Information Technology Inc., of our report dated July 21, 2011 with respect to the financial statements of Xunna Information Technology Inc. for the period from March 22, 2011 (Date of inception) to June 30, 2011. We also consent to the reference to us under the heading "Experts" in the above referenced Registration Statement.

Patrizio & Zhao, LLC

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
October 24, 2011